Exhibit 99.1

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the U.S. federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of our shares. As used in this section, references to the terms “we,” “our” and “us” mean only Apple Hospitality REIT, Inc. and not our subsidiaries or other lower-tier entities, except as otherwise indicated. An applicable prospectus supplement will contain information about additional U.S. federal income tax considerations, if any, relating to particular offerings of common shares, preferred shares, depositary shares, warrants, subscription rights, purchase rights or other securities of Apple Hospitality REIT, Inc. Because this is a summary that is intended to address only material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our shares, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that the tax consequences for you may vary depending on your particular tax situation. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•
a tax-exempt organization, except to the extent discussed below in “—Taxation of tax-exempt U.S. shareholders”;
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a broker-dealer;
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a non-U.S. shareholder (as defined below), except to the extent discussed below in “—Taxation of non-U.S. shareholders”;
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a trust, estate, regulated investment company, REIT, financial institution, insurance company or S corporation;
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a person subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”);
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a person holding our shares as part of a “hedge,” “straddle,” “conversion transaction,” “synthetic security” or other integrated investment;
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a person holding our shares through a partnership or similar pass-through entity;
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a person holding 10% or more (by vote or value) of our shares;
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a person holding our shares on behalf of another person as a nominee;
•
a person who receives our shares through the exercise of employee share options or otherwise as compensation; or
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a U.S. expatriate.

In addition:

•
this summary does not address state, local or non-U.S. tax considerations;
•
this summary deals only with investors that hold our shares as a “capital asset” within the meaning of Section 1221 of the Code; and
•
this discussion is not intended to be, and should not be construed as, tax advice.

The information in this section is based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. Apple Hospitality REIT, Inc. has not received any rulings from the IRS concerning its qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the impact of your personal tax situation on the anticipated tax consequences of the purchase, ownership and disposition of our shares. This includes the U.S. federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of our shares and the potential changes in applicable tax laws, or any judicial or administrative interpretations thereof.

U.S. federal income taxation of Apple Hospitality REIT, Inc.

We were formed in November 2007 as a Virginia corporation and began operations on July 31, 2008. We elected to be taxed as a real estate investment trust, or REIT, commencing with our taxable year ended December 31, 2008, upon the filing of our U.S. federal income tax return for such year. We believe that we are and have been organized and operated in such a manner as to qualify for taxation as a REIT, and we intend to continue to be organized and to operate in such a manner, but there can be no assurance that we have qualified or that we will remain qualified as a REIT.

Qualification and taxation as a REIT depend on our ability to meet on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, the various requirements under the Code that are described in this discussion. These requirements apply to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our shares. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, the applicable law or the interpretation of such law, no assurance can be given by us that we will satisfy such requirements. For a discussion of the U.S. federal income tax consequences of the failure to qualify as a REIT, see “—Requirements for qualification as a REIT—Failure to qualify as a REIT” below.

The sections of the Code and the corresponding Treasury Regulations that govern the U.S. federal income tax treatment of a REIT and its shareholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable provisions of the Code, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income tax on our REIT taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from an investment in a non-REIT C corporation. A non-REIT C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. In general, the income that we generate is taxed only at the shareholder level upon a distribution of dividends to our shareholders.

U.S. shareholders generally will be subject to taxation on dividends distributed by us (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. For taxable years beginning before January 1, 2026, generally, U.S. shareholders that are individuals, trusts or estates may deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations. Capital gain dividends and qualified dividend income will continue to be subject to a maximum 20% rate. All references to tax rates in this discussion captioned “Material U.S. Federal Income Tax Considerations” are to the rates that are currently in effect under existing law, but there have been proposals from time to time to change certain tax rates, at least for certain taxpayers. There can be no assurance that one or more of those proposals, or other proposals that may be made in the future, might not be enacted into law.

So long as we qualify for taxation as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that is currently distributed to our shareholders. However, we will be subject to U.S. federal income tax as follows:

(1)
We will be taxed at regular U.S. federal corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains, for any taxable year. A REIT’s “REIT taxable income” is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.
(2)
If we have net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. In general, foreclosure property is property acquired by us as a result of having bid in a foreclosure or through other legal means subsequent to a default on a lease of such property or on an indebtedness secured by such property. See “—Requirements for Qualification as a REIT—Gross income tests applicable to REITs—Income from foreclosure property” below.
(3)
Our net income from “prohibited transactions” will be subject to a 100% tax. In general, “prohibited transactions” are certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. See “—Requirements for Qualification as a REIT—Gross income tests applicable to REITs—Prohibited transactions tax” below.
(4)
If we fail to satisfy the 75% gross income test or the 95% gross income test described below under “—Requirements for Qualification as a REIT—Gross income tests applicable to REITs,” but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the product of (a) the gross income attributable to the greater of the amount by which we fail either of the 75% or 95% gross income tests multiplied by (b) a fraction intended to reflect our profitability.
(5)
If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods less excess distributions from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which U.S. federal income tax was paid.
(6)
We will be subject to a 100% penalty tax on certain rental income we receive when a taxable REIT subsidiary (“TRS”) provides services to our tenants, on certain expenses deducted by a TRS on payments made to us and on income for services rendered to us by a TRS, if the arrangements among us, our tenants, and our TRSs do not reflect arm’s-length terms.
(7)
We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. To the extent we make a timely designation of such gain to our shareholders, a U.S. shareholder would (a) include its proportionate share of our undistributed long-term capital gain in its income, (b) be deemed to have paid the tax that we paid on such gain, (c) be allowed a credit for its proportionate share of the tax it was deemed to have paid, and (d) increase its basis in our shares. See “—Taxation of taxable U.S. shareholders—Capital gain distributions; retained net capital gain.”
(8)
If we fail to satisfy any of the asset tests discussed below under “—Requirements for Qualification as a REIT—Asset tests applicable to REITs” because we own assets the total value of which exceeds a statutory de minimis standard but the failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such non-qualifying assets by the highest rate of tax applicable to corporations during the periods when such assets would have caused us to fail the relevant asset test.
(9)
If we fail to satisfy a requirement under the Code the failure of which would result in the loss of our REIT status, other than a failure described in paragraph (4) or (8) above, but (a) the failure is due to reasonable cause and not willful neglect and (b) we nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure.
(10)
If we fail to comply with the requirement to send annual letters to our shareholders requesting information regarding the actual ownership of our shares and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.
(11)
If we acquire any assets from a non-REIT C corporation in a carryover basis transaction, we may be subject to tax at the highest applicable corporate rate on the gain we recognize from the disposition of an asset to the extent of the “built-in gain” in the asset. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. In general, this tax applies for a period of 5 years beginning with the day the property of a non-REIT C corporation is transferred to us in a carry-over basis transaction (the “recognition period”). To the extent that assets are transferred to us in a carryover basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the corporation’s interest in the partnership.
(12)
The earnings of any subsidiaries that are non-REIT C corporations, including any TRSs, are subject to U.S. federal income tax.

If we are subject to taxation on our REIT taxable income or are subject to tax due to the sale of a built-in gain asset, a portion of the dividends paid during the following year to our shareholders who are taxed as individuals may be subject to tax at reduced long-term capital gain rates rather than at ordinary income rates. See “—Taxation of taxable U.S. shareholders—Qualified dividend income.”

Notwithstanding our qualification as a REIT, we and/or our subsidiaries that are not subject to U.S. federal income tax may have to pay certain state and local income taxes, because not all states and localities treat REITs and such subsidiaries in the same manner that they are treated for U.S. federal income tax purposes. Moreover, our TRS, including with respect to income earned by each of its domestic subsidiaries, is subject to U.S. federal, state and local income taxes on its taxable income, and, in addition, any non-U.S. TRS would be subject to applicable foreign income taxes.

Requirements for qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)
that is managed by one or more directors or trustees;
(2)
the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(3)
that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(4)
that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5)
the beneficial ownership of which is held by 100 or more persons;
(6)
during the last half of each taxable year, not more than 50% of the value of the outstanding shares of which are owned, actually or constructively, by five or fewer “individuals” (as defined in the Code to include certain entities and as determined by applying certain attribution rules);

(7)
that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification;
(8)
that uses a calendar year for U.S. federal income tax purposes; and
(9)
that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1) through (4), inclusive, must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT. Our articles of incorporation provide restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actual interests in the trust for purposes of condition (6) above.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of specified percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A shareholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of our shares and other information.

We believe that we have been organized, have operated and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (9).

If we were to fail to satisfy the share ownership requirements and could not avail ourselves of any statutory relief provisions, we would not qualify as a REIT. See “—Requirements for Qualification as a REIT—Failure to qualify as a REIT” below.

Effect of subsidiary entities.

Ownership of qualified REIT subsidiaries.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” or QRS, the separate existence of that subsidiary will be disregarded for U.S. federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and tax items of the REIT itself. Generally, a QRS is a corporation all of the capital stock of which is owned by one REIT and that is not a TRS. These entities are not subject to U.S. federal income taxation, although they may be subject to state and local taxation in certain jurisdictions. We currently own certain properties through QRSs.

Ownership of TRSs.

A TRS is an entity that is taxable as a corporation in which the REIT owns, directly or indirectly, an equity interest, including stock, and that elects, together with the REIT, to be treated as a TRS under the Code. In addition, if a TRS of a REIT owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS. A TRS is a regular corporation subject to U.S. federal income tax, and state, local or foreign income tax where applicable, at applicable corporate rates. If dividends are paid to us by a TRS then a portion of the dividends from us to our shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gain rates, rather than at ordinary income rates. See “—Taxation of

U.S. shareholders—Qualified dividend income.” The income and assets of our TRS and its subsidiaries are not attributable to us for purposes of satisfying the income and asset ownership requirements applicable to REIT qualification. We currently own 100% of the stock of one TRS, which has multiple subsidiary corporations also treated as TRSs. From time to time we may acquire interests in additional TRSs.

A TRS must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Although a TRS may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a “qualified lodging facility” and is operated on behalf of the TRS by an “eligible independent contractor.” A “qualified lodging facility” is, generally, a hotel at which no authorized gambling activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel. “Customary amenities” must be customary for other hotels of a comparable size and class owned by other owners unrelated to the REIT. An “eligible independent contractor” is an independent contractor that, at the time a management agreement is entered into with a TRS to operate a “qualified lodging facility,” is actively engaged in the trade or business of operating “qualified lodging facilities” for a person or persons unrelated to either the TRS or any REITs with which the TRS is affiliated. A hotel management company that otherwise would qualify as an “eligible independent contractor” with regard to a TRS of a REIT will not so qualify if the hotel management company and/or one or more actual or constructive owners of the hotel management company actually or constructively own more than 35% of the REIT, (determined with respect to a REIT whose shares are regularly traded on an established securities market by taking into account only the shares held by persons owning, directly or indirectly, more than 5% of the outstanding shares of the REIT and, if the stock of the eligible independent contractor is publicly traded, 5% of the publicly traded stock of the eligible independent contractor). We take all steps reasonably practicable to ensure, that neither our TRS nor any of its subsidiaries (nor any TRSs that we may own in the future) will engage in “operating” or “managing” our hotels and that the hotel management companies engaged to operate and manage hotels leased to or owned by the TRS, or any of its subsidiaries, will qualify as “eligible independent contractors” with regard to the TRS or its subsidiaries. We believe that our hotel managers have qualified, and will continue to qualify, as eligible independent contractors. In that regard, constructive ownership under Section 318 of the Code resulting, for example, from relationships between our hotel managers and our shareholders could impact the hotel management company’s ability to satisfy the applicable ownership limit. Because of the broad scope of the attribution rules of Section 318 of the Code, it is possible that not all prohibited relationships will be identified and avoided. The existence of such a relationship would disqualify a hotel management company as an eligible independent contractor, which would in turn disqualify us as a REIT. Our articles of incorporation restrict ownership and transfer of our shares in a manner intended to facilitate continuous qualification of each hotel management company as an eligible independent contractor, but no assurances can be given that such transfer and ownership restrictions will ensure that each hotel management company, in fact, will be an eligible independent contractor.

Certain restrictions are imposed on TRSs. First, TRSs are limited in their ability to deduct interest payments in excess of a certain amount, including interest payments made directly or indirectly to the REIT. In addition, a REIT would be obligated to pay a 100% penalty tax on certain payments from the TRS that it receives, including interest or rent, or on certain expenses deducted by the TRS, and on income earned by the TRS for services provided to, or on behalf of, the REIT, if the IRS were able to assert successfully that the economic arrangements between the REIT and the TRS did not meet specified arm’s-length standards set forth in the Code. Our TRS and its subsidiaries make substantial payments to us, including payments of rent pursuant to the hotel leases and interest payments. There can be no assurance that the limitation on interest deductions applicable to TRSs will not apply to the interest payments made to us by our TRS and its subsidiaries, resulting in an increase in the corporate income tax liability of such subsidiary. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of the payments received by us from, or expenses deducted by, or service income imputed to, our TRS and its subsidiaries.

While we believe that our arrangements with our TRS and its subsidiaries reflect arm’s-length terms, these determinations inherently are factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect accurately their respective incomes.

Because of the restrictions applicable to the income, assets and activities of a REIT, we may need to conduct certain business activities in one or more TRSs. These business activities include alternative uses of real estate, such as the development and/or sale of timeshare or condominium units. As discussed below under “—Asset tests applicable to

REITs,” the aggregate value of all of a REIT’s ownership interests (debt or equity) in TRSs may not exceed 20% of the value of all of that REIT’s assets.

Ownership of partnership interests.

In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs, as described below. A REIT’s proportionate share of a partnership’s assets and income is based on the REIT’s pro rata share of the capital interests in the partnership. However, solely for purposes of the 10% Value Test, described below, the determination of a REIT’s interest in the partnership’s assets is based on the REIT’s proportionate interest in the equity and certain debt securities issued by the partnership. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships, which include the assets, liabilities, and items of income of any partnership in which our subsidiary partnership holds an interest, are treated as our assets and items of income for purposes of applying the REIT requirements.

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “—Requirements for qualification as a REIT—Asset tests applicable to REITs” and “—Requirements for qualification as a REIT—Gross income tests applicable to REITs,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Under the Bipartisan Budget Act of 2015, liability is imposed on the partnership (rather than its partners) for adjustments to reported partnership taxable income resulting from audits or other tax proceedings. The liability can include an imputed underpayment of tax, calculated by using the highest marginal U.S. federal income tax rate, as well as interest and penalties on such imputed underpayment of tax. Using certain rules, partnerships may be able to transfer these liabilities to their partners. In the event any adjustments are imposed by the IRS on the taxable income reported by any subsidiary partnerships, we intend to utilize certain rules to the extent possible to allow us to transfer any liability with respect to such adjustments to the partners of the subsidiary partnerships who should properly bear such liability. However, there is no assurance that we will qualify under those rules or that we will have the authority to use those rules under the operating agreements for certain of our subsidiary partnerships.

Gross income tests applicable to REITs.

In order to maintain qualification as a REIT, we must satisfy the following two gross income tests on an annual basis:

At least 75% of our gross income must be derived directly or indirectly from investments relating to real property or mortgages on real property, including:

(1)
“rents from real property”;
(2)
dividends or other distributions, and gain from the sale of, shares in other REITs;
(3)
gain on the disposition of real property or mortgages on real property, in either case, not held for sale to customers;
(4)
interest on obligations secured by mortgages on real property or on interests in real property; and

(5)
from temporary investments of new capital in stock and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term.

At least 95% of our gross income must be derived from any combination of income qualifying under the 75% test, as well as (a) other dividends, (b) other interest, and (c) gain from the sale or disposition of stock or securities, in either case, not held for sale to customers.

The following items of income and gain are excluded from the computation of these gross income tests: (i) gross income from “prohibited transactions”; (ii) income from, and gain from the sale or disposition of, certain hedging transactions (as discussed below); and (iii) certain foreign currency income.

The IRS has regulatory authority to determine whether any item of income, which is not otherwise described as qualifying income under the 95% or 75% gross income tests, may be treated as qualifying income for purposes of such tests or be excluded therefrom.

Rents from real property.

Rents paid pursuant to leases, together with dividends and interest received from our TRS and its subsidiaries generally have constituted and will constitute most of our gross income. All of the following conditions must be satisfied in order for rents received by a REIT to qualify as “rents from real property.” First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if a REIT, or an actual or constructive owner of 10% or more of that REIT, actually or constructively owns 10% or more of the tenant. An exception to this general rule allows a REIT to lease its hotels to a TRS without the rents received from that subsidiary being disqualified as “rents from real property” by reason of the REIT’s direct or indirect ownership interest in the TRS. We lease substantially all of our hotels to our TRS and its subsidiaries, and we currently intend to lease substantially all of any hotels that we acquire to our TRS and its subsidiaries.

Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

Fourth, if a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” There are two exceptions to this rule. First, impermissible services can be provided to tenants through an independent contractor from whom the REIT derives no income. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. Second, impermissible services can be provided to tenants at a property by a TRS.

In order for the rent paid pursuant to a REIT’s leases to constitute “rents from real property,” the leases must be respected as true leases for U.S. federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for U.S. federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•
the intent of the parties;

•
the form of the agreement;
•
the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and
•
the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

We structure our leases, and we currently intend to structure all future leases, so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease:

•
we and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;
•
the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;
•
the lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and dictates through the hotel managers, who work for the lessee during the terms of the lease, how the hotels are operated and maintained;
•
the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;
•
the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;
•
in the event of damage or destruction to a hotel, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;
•
the lessee generally indemnifies the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessee’s use, management, maintenance or repair of the hotels;
•
the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;
•
the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;
•
the lease enables the tenant the opportunity to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and
•
at the time the lease is entered into, the applicable hotel will be expected to have a remaining useful life at the end of the lease term equal to at least 20% of its expected useful life, and a fair market value at the end of the lease term equal to at least 20% of its fair market value.

If, however, the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that the lessor receives from the lessees would not be considered rent and would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose our REIT status.

As indicated above, “rents from real property” must not be based in whole or in part on the income or profits of any person. We structure our leases, and we currently intend to structure future leases, such that the leases provide for periodic payments of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon the gross sales of the hotels subject to the lease, plus certain other amounts. Payments made pursuant to these leases should qualify as “rents from real property” since they are generally based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the leases were entered into. The foregoing assumes that the leases will not be renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits.

The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. It is our intention to not renegotiate the percentages used to determine the percentage rent during the terms of the leases in a manner that has the effect of basing rent on income or profits. In addition, we structure our leases, and we currently intend to structure future leases, to ensure that the rental provisions and other terms of the leases conform with normal business practice and are not intended to be used as a means of basing rent on income or profits.

We lease certain items of personal property to our lessees in connection with our leases. Under the Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as “rents from real property.” If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as “rents from real property.” The amount of rent attributable to personal property is the amount which bears the same ratio to total rent for the taxable year as the average of the fair market value of the personal property at the beginning and end of the year bears to the average of the aggregate fair market value of both the real and personal property at the beginning and end of such year. We believe that, with respect to each of our leases that includes a lease of items of personal property, either the amount of rent attributable to personal property with respect to such lease does not exceed 15% of the total rent due under the lease (determined under the law in effect for the applicable period), or, with respect to leases where the rent attributable to personal property constitutes non-qualifying income, such amounts, when taken together with all other non-qualifying income earned by the applicable REIT, do not jeopardize our qualification as a REIT.

We structure our leases such that the lessor is permitted to take certain measures, including requiring the lessee to purchase certain furniture, fixtures and equipment or to lease such property from a third party, including a TRS, if necessary to ensure that all of the rent attributable to personal property with respect to such lease qualifies as “rents from real property.”

Income from foreclosure property.

If a REIT acquires real property and personal property incident to such real property through a foreclosure or similar process following a default on a lease of such property or a default on indebtedness owed to the REIT that is secured by the property, and if the REIT makes a timely election to treat such property as “foreclosure property” under applicable provisions of the Code, net income (including any foreign currency gain) the REIT realizes from such property will be subject to tax at the maximum U.S. federal income tax rate other than income that constitutes qualifying income for purposes of the 75% gross income test, regardless of whether the REIT distributes such income to its shareholders. However, such income will nonetheless qualify for purposes of the 75% and 95% gross income tests even if it would not otherwise be qualifying income for such purposes in the absence of the foreclosure property election. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property if the election is available (which may not be the case with respect to any acquired “distressed loans”). If an unrelated third-party lessee defaults under a lease, the REIT is permitted to lease the hotel to a TRS, in which case the hotel would not become foreclosure property, as described herein.

Interest.

“Interest” generally will be non-qualifying income for purposes of the 75% and 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based upon a fixed percentage or percentages of receipts or sales may still qualify under the 75% and 95% gross income tests. We may receive interest payments from our TRS and its subsidiaries. These amounts of interest are qualifying income for purposes of the 95% gross income test but not necessarily the 75% gross income test. We do not anticipate that the amounts of interest derived from our TRS and its subsidiaries would affect our ability to continue to satisfy the 75% gross income test.

Dividends.

We may receive dividends from our TRS and its subsidiaries, and we could realize capital gain with respect to our investments in our TRS and its subsidiaries (either due to distributions received from a TRS or upon a disposition of part or all of our interest in a TRS). Our share of any dividends received from our TRS and its subsidiaries or capital gain recognized with respect thereto should qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that the amounts of dividends from our TRS and its subsidiaries and/or capital gain with respect to our TRS and its subsidiaries will affect our ability to continue to satisfy the 75% gross income test.

Hedging transactions.

From time to time we may enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from “clearly identified” hedging transactions that are entered into to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets (each such hedge, a “Borrowings Hedge”), will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test. Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations with respect to our investments (each such hedge, a “Currency Hedge”) will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test provided that the transaction is “clearly identified.” This exclusion from the 95% and 75% gross income tests also will apply if we previously entered into a Borrowings Hedge or a Currency Hedge, a portion of the hedged indebtedness or property is disposed of, and in connection with such extinguishment or disposition we enter into a new “clearly identified” hedging transaction to offset the prior hedging position. In general, for a hedging transaction to be “clearly identified,” (1) it must be identified as a hedging transaction before the end of the day on which it is acquired, originated, or entered into; and (2) the items of risks being hedged must be identified “substantially contemporaneously” with entering into the hedging transaction (generally not more than 35 days after entering into the hedging transaction). To the extent that we hedge with other types of financial instruments or in other situations, the resultant income will be treated as income that does not qualify under the 95% or 75% gross income tests unless the hedge meets certain requirements, and we elect to integrate it with a specified asset and to treat the integrated position as a synthetic debt instrument. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT, but there can be no assurance we will be successful in this regard.

Foreign currency gains.

“Real estate foreign exchange gain” is excluded from the calculation of the 75% and 95% gross income tests and other “passive foreign exchange gain” is excluded from the calculation of the 95% gross income test. “Real estate foreign exchange gain” means (i) foreign currency gain attributable (without duplication) to (A) an item of income or gain to which the 75% gross income test applies, (B) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (C) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) foreign currency gain attributable to a “qualified business unit” or “QBU” of the REIT under Code Section 987, provided the QBU itself satisfies both the 75% gross income test and the 75% asset test described below under “—Asset Tests Applicable to REITs.” “Passive foreign exchange gain” is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations.

Temporary investment income.

For purposes of the 75% gross income test, temporary investment income generally constitutes qualifying income if such income is earned as a result of investing new capital raised through the issuance of our shares or certain long-term debt obligations in stock and debt obligations, but only during the one-year period beginning on the date we receive the new capital.

Failure to satisfy the income tests.

We believe that our aggregate gross income has satisfied and will continue to satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing with our first taxable year as a REIT.

We intend to continue to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. If we were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we were entitled to relief under certain provisions of the Code. These relief provisions generally would be available if our failure to meet such tests were due to reasonable cause and not due to willful neglect, and, following identification of the failure, we filed with the IRS a schedule describing each item of our gross income qualifying under one or more of the gross income tests. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions were inapplicable to a particular set of circumstances involving us, we would not qualify as a REIT. As discussed above under “—U.S. federal income taxation of Apple Hospitality REIT, Inc.,” even if these relief provisions were to apply, a tax based on the amount of the relevant REIT’s non-qualifying income would be imposed.

Prohibited transactions tax.

Any gain realized by us on the sale of any property (other than the sale of foreclosure property) held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by a subsidiary partnership and taking into account any related foreign currency gains or losses, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100% penalty tax if: (i) we have held the property for at least two years and for the production of rental income (unless such property was acquired through foreclosure or deed in lieu of foreclosure or lease termination); (ii) capitalized expenditures on the property in the two years preceding the year of sale are less than 30% of the net selling price of the property; and (iii) we either (a) have seven or fewer sales of property (excluding sales of foreclosure property or in connection with an involuntary conversion (“excluded sales”)) for the year of sale, (b) the aggregate tax basis of property sold (other than excluded sales) during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, (c) the fair market value of property sold (other than excluded sales) during the year of sale is less than 10% of the fair market value of all of our assets as of the beginning of the taxable year, (d) the aggregate adjusted tax basis of property sold during the year of sale is 20% or less of the aggregate adjusted tax basis of all of our assets as of the beginning of the taxable year and the aggregate adjusted tax basis of property sold during the three-year period ending with the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of each of the three taxable years ending with the year of sale; or (e) the fair market value of property sold during the year of sale is 20% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year and the fair market value of property sold during the three-year period ending with the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of each of the three taxable years ending with the year of sale. If we rely on clauses (b), (c), (d), or (e) in the preceding sentence, substantially all of the marketing and development expenditures with respect to the property sold must be made through an independent contractor from whom we derive no income or our TRS. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this “safe harbor.”

We hold hotels for investment with a view to long-term appreciation, engage in the business of acquiring and owning hotels and we currently intend to make sales of hotels consistent with our investment objectives. However, some of our sales may not satisfy the “safe harbor” requirements described above and there can be no assurance that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax.

Asset tests applicable to REITs.

At the close of each quarter of the taxable year, we must satisfy seven tests relating to the nature of our assets, as follows:

(1)
At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items, foreign currency that meets certain requirements under the Code, and government securities. Real estate assets include interests in real property, some types of mortgage-backed securities, mortgage loans shares of other REITs, debt instruments issued by publicly offered REITs, personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property,” and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or certain long-term debt obligations.
(2)
Not more than 25% of our total assets may be represented by securities, other than those described in (1) above.
(3)
Except for securities described in (1) above and (7) below and securities of TRSs or QRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.
(4)
Except for securities described in (1) above and (7) below and securities of TRSs or QRSs, we may not own more than 10% of any one issuer’s outstanding voting securities.
(5)
Except for securities described in (1) above and (7) below, securities of TRSs or QRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer.
(6)
Not more than 20% of the value of our total assets may be represented by the securities of one or more TRSs.
(7)
Not more than 25% of our total assets may be represented by debt instruments issued by publicly offered REITs that are “nonqualified” debt instruments (e.g., not secured by interests in mortgages on interests in real property and personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property”).

Each of our assets for purposes of these tests includes our allocable share of all assets held by the entities in which we own an interest that are partnerships or disregarded entities for U.S. federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for U.S. federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10% Value Test, an allocable share of the assets of an entity that is treated as a partnership for U.S. federal income tax purposes is determined in accordance with the capital interests in that entity. For purposes of the 10% Value Test, an allocable share of the assets of an entity that is treated as a partnership for U.S. federal income tax purposes is determined in accordance with our proportionate ownership of the equity interests and the other securities issued by that entity, other than certain securities specified in the Code.

Securities, for purposes of the asset tests, may include debt a REIT holds from other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% Value Test: (1) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships (other than straight debt or other excluded securities) that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of the REIT’s interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement determined by the IRS.

Debt will meet the “straight debt” safe harbor if (1) neither the REIT nor any of its controlled TRSs (i.e., TRSs in which the REIT directly or indirectly owns more than 50% of the vote or value of the outstanding stock) owns any securities not described in the preceding paragraph that have an aggregate value greater than 1% of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code. Specifically, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

We believe that we have complied with the asset tests and securities limitations for each relevant testing date, and we currently intend to do so for each relevant calendar quarter in the future. There can be no assurance, however, that the IRS might not contend that our assets or our interests in other securities violates one or more of the asset tests applicable to REITs.

After initially meeting the asset tests at the close of any quarter, a REIT will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of its assets (including a change caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

Furthermore, the failure to satisfy the asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% test, the 10% voting securities test or the 10% Value Test does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter and $10,000,000, a REIT can cure such a failure by disposing of sufficient assets to cure such a violation within (i) six months following the last day of the quarter in which the REIT first identifies the failure of the asset test, or (ii) the period of time prescribed by Treasury Regulations to be issued. For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, a REIT can avoid disqualification as a REIT if the violation is due to reasonable cause and not willful neglect and the REIT (1) disposes of a sufficient amount of assets, or takes other actions, which allow the REIT to meet the asset tests within (i) the six-month period after the last day of the quarter in which the failure is discovered, or (ii) the period of time prescribed by Treasury Regulations to be issued, (2) pays a tax equal to the greater of (i) $50,000 or (ii) the highest corporate income tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and (3) files a schedule with the IRS that describes the assets that caused us to tax the asset. As any applicable Treasury Regulations have yet to be issued, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions.

We monitor our compliance with the asset tests, and we currently intend to take such actions within 30 days after the close of any quarter, to the extent reasonably practicable, as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within such time period, we will cease to qualify as a REIT unless we could avail ourselves of available relief provisions. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which tax could be significant in amount.

Annual distribution requirements applicable to REITs.

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(i)
the sum of (a) 90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction and the REIT’s net capital gain, and (b) 90% of the net income, after tax, if any, from foreclosure property, minus
(ii)
the sum of specified items of non-cash income.

Dividend distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following taxable year in two circumstances. First, dividends may be paid in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of those months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. We currently intend to make timely distributions sufficient to satisfy these annual distribution requirements.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income within the periods described above, we will be subject to income tax on the retained portion at regular capital gain and ordinary corporate income tax rates. We may elect to retain rather than distribute all or a portion of our net capital gain and pay the tax on such gain. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gain in their income as long-term capital gain and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described below, any retained amounts would be treated as having been distributed.

There is a possibility that our taxable income could exceed our cash flow, due in part to certain non-cash or “phantom” income that would be taken into account in computing REIT taxable income. It is possible, because of these differences in timing between our recognition of taxable income and our receipt of cash available for distribution, that we, from time to time, may not have sufficient cash or other liquid assets with which to meet our distribution requirements. In this event, in order to meet the distribution requirements, we may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions and/or to pay dividends in the form of taxable share dividends.

In addition, certain debt obligations of ours, including our credit facility, may limit the amount of distributions that we can pay to shareholders, if, for example, there has been an event of default under such obligations. Accordingly, any such event of default could adversely affect our ability to make required REIT distributions and to eliminate our U.S. federal income tax liability.

We will be subject to a nondeductible 4% excise tax on any excess of the required distribution over the sum of amounts actually distributed and amounts retained on which U.S. federal income tax was paid, if we do not distribute during each calendar year at least the sum of:

(1)
85% of our REIT ordinary income for the year;
(2)
95% of our REIT capital gain net income for the year; and
(3)
any undistributed taxable income from prior taxable years net of excess distributions from prior taxable years.

The IRS limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions. Any deduction in excess of the limitation is carried forward and may be used in a subsequent year, subject to the 30% limitation. Adjusted taxable income is determined without regard to certain deductions, including those for net interest expense and net operating loss carryforwards. Provided the taxpayer makes a timely election (which is generally irrevocable), the 30% limitation does not apply to a trade or business involving real property development, redevelopment, construction, reconstruction, rental, operation, acquisition, conversion, disposition, management, leasing or brokerage, within the meaning of Section 469(c)(7)(C) of the Code. If this election is made, depreciable real property (including certain improvements) held by the relevant trade or business must be depreciated under the alternative depreciation system under the Code, which is generally less favorable than the generally applicable system of depreciation under the Code. If we do not make the election or if the election is determined not to be available with respect to all or certain of our business activities, this interest deduction limitation could result in us having more REIT taxable income and thus increase the amount of distributions we must make to comply with the REIT requirements and avoid incurring corporate-level tax. We continue to consider whether to make the real property trade or business election.

Furthermore, under amendments to Section 451 of the Code, subject to certain exceptions, we must accrue income for U.S. federal income tax purposes no later than when such income is taken into account as revenue in our financial statements, which could create additional differences between REIT taxable income and the receipt of cash attributable to such income. In addition, Section 162(m) of the Code places a per-employee limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and certain other highly compensated executive officers. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

We may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Recordkeeping requirements.

We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

Failure to qualify as a REIT.

If we do not comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific mitigation clauses discussed above in “—Requirements for qualification as a REIT—Asset tests applicable to REITs” and “—Requirements for qualification as a REIT—Gross income tests applicable to REITs”), we can avoid disqualification as a REIT by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we were to fail to qualify for taxation as a REIT in any taxable year, and if the statutory relief provisions were not to apply, we would be subject to U.S. federal income tax on our taxable income at regular corporate rates. For tax years beginning after December 31, 2022, we would possibly also be subject to certain taxes enacted by the Inflation Reduction Act of 2022 that are applicable to non-REIT corporations, including the nondeductible 1% excise tax on certain stock repurchases and the corporate minimum tax. Additionally, distributions to shareholders in any year in which a REIT was to fail to qualify as a REIT would not be deductible by the distributing entity nor would such distributions be required to be made. As a result, a failure by us to qualify as a REIT would significantly reduce the cash available for distribution by us to our shareholders and could materially reduce the value of our shares. In addition, if we were to fail to qualify as a REIT, all distributions to our shareholders would be taxable as dividends, to the extent of our current and accumulated earnings and profits (“E&P”), even if such dividends were attributable to our capital gain, and will not be eligible for the 20% deduction on REIT dividends that may be available to U.S. shareholders that are individuals, trusts or estates for taxable years beginning before January 1, 2026. However, such dividends paid to U.S. shareholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we (and any successor entity) also would be disqualified from taxation as a REIT for the four taxable years following the year during which our qualification was lost.

Taxation of taxable U.S. shareholders

This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our shares that for U.S. federal income tax purposes is:

•
a citizen or resident of the U.S.;
•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);
•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our shares should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the purchase, ownership and disposition of our shares by the partnership.

A “non-U.S. shareholder” is a beneficial holder of our shares that is not a U.S. shareholder, as defined herein, or an entity that is treated as a partnership for U.S. federal income tax purposes.

Distributions generally.

So long as we qualify as a REIT, the distributions (or deemed distributions) made by us out of our current or accumulated E&P other than capital gain dividends or retained capital gain as discussed below, will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends-received deduction for shareholders that are corporations. However, for taxable years beginning before January 1, 2026, generally U.S. shareholders that are individuals, trusts or estates may deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations. For purposes of determining whether distributions to holders of shares are out of current or accumulated E&P, our E&P will be allocated first to any outstanding preferred shares and then to our outstanding common shares. To the extent that we make distributions not designated as capital gain dividends in excess of our current and accumulated E&P, such distributions are treated first as a tax-free return of capital to each U.S. shareholder, reducing the adjusted tax basis that such U.S. shareholder has in its shares for U.S. federal income tax purposes by the amount of such distribution, but not below zero, with distributions in excess of such U.S. shareholder’s adjusted tax basis taxable as capital gain, provided that the shares have been held as a capital asset. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month, such dividend will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us on or before January 31 of the following year. We will notify shareholders after the close of our taxable year as to the portion of our distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Our distributions of ordinary income, except to the extent properly designated by us as qualified dividend income, will not qualify for the preferential qualified dividend income rates that generally apply to distributions by non-REIT C corporations to shareholders who are taxed as individuals.

Capital gain distributions; retained net capital gain.

Distributions that we properly designate as “capital gain dividends” are taxable to U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year (without regard to the period for which such taxable U.S. shareholder has held his shares) to the extent that such designated dividends do not exceed our actual net capital gain for the taxable year. A U.S. shareholder’s share of a capital gain dividend is an amount which bears the same ratio to the total amount of dividends paid to such U.S. shareholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares for the year.

Designations made by us will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099 - DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate U.S. shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” In that case, we will be subject to tax at regular corporate income tax rates on any undistributed capital gain.

A U.S. shareholder:

(1)
will include in its income as long-term capital gain its proportionate share of such undistributed capital gain; and
(2)
will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. shareholder’s tax liability on the undistributed capital gain.

A U.S. shareholder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our E&P will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)
a long-term capital gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%, and to U.S. shareholders that are corporations at a maximum rate of 21%; or
(2)
an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

We must determine the maximum amounts that we may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if we are an individual whose ordinary income is subject to a marginal tax rate of at least 28%.

Designations made by us will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of our net capital gain as undistributed capital gain, a U.S. shareholder will receive an IRS Form 2439 indicating the total amount of undistributed capital gain, the amount of unrecaptured Section 1250 gain, if any, and the tax paid by us on the undistributed capital gain.

The maximum amount of dividends that we may designate as capital gain and as “qualified dividend income” (discussed below) with respect to any taxable year may not exceed the dividends actually paid by us with respect to such year, including dividends paid by us in the succeeding tax year that relate back to the prior tax year for purposes of determining our dividends-paid deduction.

Qualified dividend income.

We may designate a portion of our distributions paid to U.S. shareholders as “qualified dividend income.” That portion of a distribution which is properly designated as qualified dividend income is taxable to a non-corporate U.S. shareholder at favorable rates, so long as the U.S. shareholder satisfies the applicable holding requirements. As a general rule, the shareholder must have held the shares with respect to which the distribution is paid for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date for the distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)
the qualified dividend income received by us during such taxable year from regular corporations (including any TRS in which we may own an interest);

(2)
the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
(3)
the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carryover basis transaction from a regular corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if (A) the dividends are received from (i) a U.S. corporation (other than a REIT or a regulated investment company), (ii) our TRS, or (iii) a “qualified foreign corporation,” and (B) specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will constitute a qualified foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the holder as qualified dividend income.

Passive activity losses; investment interest limitation.

U.S. shareholders may not include in their income tax returns any of our net operating losses or capital losses. Instead, such losses may be carried over by us for potential offset against our future income, subject to certain limitations. Our deduction for any net operating loss carryforwards arising from losses we sustain is limited to 80% of our REIT taxable income (determined without regard to the deduction for dividends paid) and any unused portion of such losses may be carried forward indefinitely. Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income, and, as a result, U.S. shareholders generally will not be able to apply any “passive losses” against such income or gain.

Taxable dividend distributions from us generally will be treated as investment income for purposes of the “investment interest limitation.” This limitation provides that a non-corporate U.S. shareholder may deduct as an itemized deduction in any taxable year only the amount of interest incurred in connection with property held for investment that does not exceed the excess of the shareholder’s investment income over his or her investment expenses for that year. A non-corporate U.S. shareholder may elect to treat capital gain dividends, capital gain from the disposition of shares, including distributions treated as such, and income designated as qualified dividend income as investment income, in which case the applicable capital gain will be taxed at ordinary income rates.

Dispositions of our shares.

Upon any sale or other disposition of our shares, a U.S. shareholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received with respect to such sale or other disposition and (2) the holder’s adjusted tax basis in such shares for U.S. federal income tax purposes. In general, a U.S. shareholder’s adjusted basis in our shares generally will equal the U.S. shareholder’s acquisition cost, increased by the excess for net capital gains deemed distributed to the U.S. shareholder, less tax deemed paid on it and reduced by distributions that are treated as returns of capital, rather than taxable dividends. The applicable tax rate will depend on the U.S. shareholder’s holding period of the asset (generally, if an asset has been held for more than one year, it will produce long-term capital gain) and the U.S. shareholder’s tax bracket. U.S. shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 21% on capital gain from the sale of our shares, whether or not such gains are classified as long-term capital gains.

Capital losses recognized by a U.S. shareholder upon the disposition of our shares that were held for more than one year at the time of disposition will be considered long-term capital losses and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our securities, or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Expansion of Medicare Tax.

In certain circumstances, certain U.S. holders that are individuals, estates, and trusts pay a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of REIT shares. The temporary 20% deduction allowed by Section 199A of the Code, with respect to ordinary REIT dividends received by non-corporate taxpayers is allowed only for purposes of Chapter 1 of the Code and thus is apparently not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax, which is imposed under Chapter 2A of the Code. Prospective investors should consult their own tax advisors regarding this legislation.

Taxation of tax-exempt U.S. shareholders

U.S. tax-exempt entities, including qualified employee pension plans and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the Code generally excludes dividends (including dividends from REITs) from UBTI and provided that (1) a tax-exempt shareholder has not held our shares as “debt financed property” within the meaning of the Code, (2) the investor is not a pension trust subject to the special rules for “pension-held” REITs (discussed below), and (3) we do not hold an asset that gives rise to “excess inclusion income,” the dividend income from us will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of REIT shares do not constitute UBTI. For tax exempt holders that are employee benefit associations, supplemental unemployment benefit trust or qualified group legal services plan exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) of the Code whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in us. Such a prospective shareholder should consult its own tax advisor concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts, or if such REIT is not “predominantly held” by certain “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our holders. However, because our common stock is (and, we anticipate, will continue to be) publicly traded, we cannot guarantee that this will always be the case.

Taxation of non-U.S. shareholders

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of our shares applicable to non-U.S. shareholders of our shares (as defined above under “—Taxation of taxable U.S. shareholders”). The following discussion is based on current law and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income taxation. We encourage non-U.S. shareholders to consult their tax advisors to determine the impact of U.S. federal, state, local and other non-U.S. income and other tax laws on the purchase, ownership and disposition of our shares, including reporting requirements.

Distributions generally.

As described in the discussion below, distributions paid by us with respect to our shares will be treated for U.S. federal income tax purposes as:

•
ordinary income dividends,
•
return of capital distributions, or
•
long-term capital gain.

Ordinary income dividends.

A distribution (or deemed distribution) by us to a non-U.S. shareholder will be treated as an ordinary income dividend if the distribution is payable out of our current or accumulated E&P and:

•
not attributable to our net capital gain, or
•
if our shares are publicly traded and the distribution is attributable to our net capital gain from the sale of “U.S. real property interests” (“USRPI”), the non-U.S. shareholder owns 10% or less of the value of the applicable class or series of our shares at all times during the one-year period ending on the date of distribution.

Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated E&P) that could not be treated as capital gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of FIRPTA withholding rules described below) unless:

(1)
a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate with us;
(2)
the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business; or
(3)
the non-U.S. shareholder is a foreign sovereign or controlled entity of a foreign sovereign and also provides an IRS Form W-8EXP claiming an exemption from withholding under section 892 of the Code.

Distributions in excess of our current or accumulated E&P will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the shareholder’s shares, but rather will reduce the adjusted tax basis of such shares. Such distributions, however, will be subject to U.S. withholding tax as described below. To the extent that such distributions exceed the adjusted tax basis of a non-U.S. shareholder’s shares, they will be treated as gain from the sale of the shareholder’s shares, the tax treatment of which is described below under “—Dispositions of our shares.”

We may be required to withhold 10% of any distribution in excess of our current and accumulated E&P, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on receipt of that distribution. Consequently, although we currently intend that our transfer agent will withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution, to the extent that this is not done, any portion of a distribution not subject to withholding at a rate of 30%, or lower applicable treaty rate, would be subject to withholding at a rate of 10%. However, a non-U.S. shareholder may seek a refund of such amounts from the IRS if such distribution was, in fact, in excess of our current or accumulated E&P, and the amount withheld exceeded the non-U.S. shareholder’s U.S. tax liability, if any, with respect to the distribution.

Return of capital distributions.

Unless (A) our shares constitute a USRPI, as described in “—Dispositions of our shares” below, or (B) either (1) the non-U.S. shareholder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year or such lower rate specified by an applicable income tax treaty), distributions that we make which are not dividends out of our E&P will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated E&P, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated E&P. If our shares constitute a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. shareholder’s proportionate share of our E&P, and (2) the non-U.S. shareholder’s basis in its share, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates that would apply to a U.S. shareholder of the same type (e.g., an individual or corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 15% of the amount by which the distribution exceeds the shareholder’s share of our E&P.

Capital gain distributions.

A distribution paid by us to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated E&P and:

•
the distribution is attributable to our net capital gain (other than from the sale of USRPIs) and we timely designate the distribution as a capital gain dividend; or
•
if our shares are publicly traded and the distribution is attributable to our net capital gain from the sale of USRPIs and the non-U.S. shareholder owns more than 10% of the value of the applicable class or series of our shares at any point during the one-year period ending on the date of distribution.

Distributions to a non-U.S. shareholder that are designated by us at the time of distribution as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

•
the investment in our shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, or
•
the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Under FIRPTA, distributions that are attributable to net capital gain from the sale by us of USRPIs and paid to a non-U.S. shareholder that owns more than 10% of the value of the applicable class or series of our shares at any time during the one-year period ending on the date on which the distribution is paid will be subject to tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend. Such distributions may also be subject to a 30% branch profits tax.

Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. shareholder will be subject to special withholding rules under FIRPTA. We will withhold and remit to the IRS 21% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder, to the extent that the distribution is attributable to the sale by us of USRPIs. The amount withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS. In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to

“qualified foreign pension funds” (as defined in the Code) or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. shareholders should consult their tax advisors regarding the application of these rules.

Retained net capital gain.

Although the law is not entirely clear on the matter, amounts designated by us as retained capital gain in respect of the shares held by U.S. shareholders (see “—Requirements for qualification as a REIT—Annual distribution requirements applicable to REITs” above) generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, non-U.S. shareholders will be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on such undistributed capital gain and to receive from the IRS a refund to the extent that their proportionate share of such tax paid by us were to exceed their actual U.S. federal income tax liability. A Non-U.S. shareholder will increase the basis of its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. shareholder should consult its tax advisors regarding taxation of such retained net capital gain.

Dispositions of our shares.

Unless our shares constitute a USRPI, a sale of our shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, subject to the discussion below regarding dispositions by “qualified shareholders” and “qualified foreign pension funds,” with respect to any particular shareholder, our shares will constitute a USRPI only if each of the following three statements is true:

•
50% or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;
•
We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. shareholders at all times during a specified testing period. Although we believe that we are and will remain a domestically-controlled REIT, because our shares are freely tradable, we cannot make any assurance that we are or will remain a domestically-controlled qualified investment entity; and
•
Either (a) the applicable class or series of our shares is not “regularly traded,” as defined by applicable Treasury regulations, on an “established securities market” in the United States; or (b) the applicable class or series of our shares is “regularly traded” on an “established securities market” in the United States and the selling non-U.S. shareholder has held over 10% of the applicable class or series of our shares any time during the five-year period ending on the date of the sale.

In addition, dispositions of our capital stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. An actual or deemed disposition of our capital stock by such shareholders may also be treated as a dividend. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. shareholders should consult their tax advisors regarding the application of these rules.

Specific wash sales rules applicable to sales of stock in a domestically-controlled qualified investment entity could result in gain recognition, taxable under FIRPTA, upon the sale of our shares even if we are a domestically controlled qualified investment entity. These rules would apply if a non-U.S. shareholder (1) disposes of our shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. shareholder as gain from the sale or exchange of a USRPI, and (2) acquires, or enters into a contract or option to acquire, our shares during the 61-day period that begins 30 days prior to such ex-dividend date, and (3) has owned more than 10% of our outstanding shares at any time during the one-year period ending on the date of such distribution.

If gain on the sale or exchange of shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain on a net basis in the same manner as a taxable U.S. shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and, if our common shares were not “regularly traded” on an established securities market, the purchaser of the shares generally would be required to withhold and remit to the IRS 15% of the purchase price.

Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (1) if the non-U.S. shareholder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information reporting and backup withholding tax applicable to shareholders

U.S. shareholders—Generally.

In general, information reporting requirements will apply to payments of distributions on our shares and payments of the proceeds of the sale of our shares to some shareholders, unless an exception applies. Further, the payor will be required to withhold backup withholding tax (currently at a rate of 24%) if:

(1)
the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding;
(2)
the IRS notifies the payor that the TIN furnished by the payee is incorrect;
(3)
there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or
(4)
there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, financial institutions and certain tax-exempt organizations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS. A U.S. shareholder that does not provide the payor with a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

U.S. shareholders—Withholding on Payments in Respect of Certain Foreign Accounts.

Under the Hiring Incentives to Restore Employment Act, which was enacted in 2010, certain future payments made to “foreign financial institutions” and “non-financial foreign entities” may be subject to withholding at a rate of 30%.

U.S. shareholders should consult their tax advisors regarding the effect, if any, of this legislation on the purchase, ownership and disposition of their shares. See “—Information reporting and backup withholding tax applicable to shareholders—Non-U.S. shareholders—Withholding on payments to certain foreign entities.”

Non-U.S. shareholders—Generally.

Generally, information reporting will apply to payments of distributions on our shares, and backup withholding, currently at a rate of 24%, may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The proceeds from a disposition by a non-U.S. shareholder of shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding.

However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment were made through a U.S. office of a U.S. or foreign broker. Generally, backup withholding does not apply in such a case.

Generally, non-U.S. shareholders will satisfy the information reporting requirements by providing a proper IRS withholding certificate (such as the Form W-8BEN or Form W-8BEN-E). In the absence of a proper withholding certificate, applicable Treasury Regulations provide presumptions regarding the status of holders of our shares when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. If a non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to backup withholding. Because the application of these Treasury Regulations varies depending on the holder’s particular circumstances, a non-U.S. shareholder is advised to consult its tax advisor regarding the information reporting requirements applicable to it.

Non-U.S. shareholders—Withholding on payments to certain foreign entities.

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on certain types of payments to “foreign financial institutions” and certain non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied.

Under the applicable Treasury Regulations and administrative guidance, FATCA imposes a 30% withholding tax on dividends in respect of our shares if paid to a foreign entity unless: (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and either certifies it does not have any “substantial United States owners” (as defined in the Code) or identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is exempted under FATCA. Under these withholding rules, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends to U.S. stockholders who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders.

If withholding is required under FATCA on a payment related to our shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Other tax considerations

Legislative or other actions affecting REITs.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. We cannot give you any assurances as to whether, or in what form, any proposals affecting REITs or their shareholders will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our shares. Shareholders should consult their tax advisors regarding the effect of potential changes to the U.S. federal tax laws and on an investment in our shares.

Possible Legislative Changes – Possible change in Tax Rates.

This discussion is based upon the provisions of the Code, the Treasury regulations and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences (including applicable tax rates) different from those summarized above.

We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations (including applicable tax rates) that we describe herein. We have not sought and do not plan to seek any ruling from the IRS, with respect to statements made and the conclusions reached in the above discussion, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

State, local and foreign taxes.

We and our subsidiaries and/or shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own hotels located in numerous U.S. jurisdictions and may be required to file tax returns in some or all of those jurisdictions. Our state and local tax treatment and the state, local and foreign tax treatment of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our shares.